Exhibit 16.1

August 3, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Southridge Technology Group, Inc., which was filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K/A report dated August 3, 2007.  We agree with the statements in Item 4.01 concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ Li & Company, PC
Li & Company, PC